Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement filed on Form S-3 and related Prospectus of our report dated February 16, 2021, with respect to the financial statements of Celcuity Inc. on Form 10-K as of and for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Boulay PLLP

Minneapolis, Minnesota

November 17, 2021